Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540)278-1705

HomeTown Bankshares Corporation Announces New Chief Credit Officer

Roanoke, VA. September 22, 2017 (GLOBE NEWSWIRE) – William W. (Wes) Budd, Jr. has joined HomeTown Bankshares Corporation (the “Company”) (NASDAQ:HMTA) to serve as Executive Vice President and the Company’s second Chief Credit Officer. HomeTown Bankshares is the parent company of HomeTown Bank in Roanoke, Virginia. Mr. Budd will follow William C. Moses, the current Executive Vice President and Chief Credit Officer, who will retire effective September 30, 2017. Mr. Moses has served as the Bank’s Executive Vice President and Chief Credit Officer since its opening on November 14, 2005 and an officer of the holding company since its formation in September, 2009.

Mr. Budd has a BA in Economics from the University of North Carolina at Chapel Hill and is a 1998 graduate of the Banking School of the South at LSU. He has over thirty years of commercial banking experience in retail banking, private banking, commercial lending, and credit administration. He most recently served as Executive Vice President and Chief Credit Officer for nine years at NewBridge Bancorp, a $3 billion commercial bank that ultimately became First National Bank of Pittsburg, PA in March, 2017.

About HomeTown Bankshares Corporation

HomeTown Bankshares Corporation is the parent company of HomeTown Bank, which officially opened for business on November 14, 2005. HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals.  The Bank serves three markets including the Roanoke Valley, the New River Valley and Smith Mountain Lake through six branches, seven ATMs, HomeTown Mortgage and HomeTown Investments.  HomeTown Bankshares Corporation common stock is listed under the symbol “HMTA.” A high level of responsive and personal service coupled with local decision-making is the hallmark of its banking strategy. For more information, please visit www.hometownbank.com.